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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*

                              Genitope Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    37229P507
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                January 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]  Rule 13d-1(b)
      [X]  Rule 13d-1(c)
      [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                                Page 1 of 7 Pages

---------------------------------
CUSIP No. 37229P507
---------------------------------

--------------------------------------------------------------------------------
     1    NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          William R. Hambrecht
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          California
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

        NUMBER OF                    1,460,000
          SHARES              --------------------------------------------------
       BENEFICIALLY             6    SHARED VOTING POWER
          OWNED
         BY EACH                     1,100,000
        REPORTING             --------------------------------------------------
       PERSON WITH:             7    SOLE DISPOSITIVE POWER

                                     1,460,000
                              --------------------------------------------------
                                8    SHARED DISPOSITIVE POWER

                                     1,100,000
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,560,000(1)
--------------------------------------------------------------------------------
     10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)
          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6%(1)
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          IN
--------------------------------------------------------------------------------

     (1) The percent ownership calculated is based upon an aggregate of 42,750,000 shares outstanding as of February 15, 2008.

                                Page 2 of 7 Pages

---------------------------------
CUSIP No. 37229P507
---------------------------------

--------------------------------------------------------------------------------
     1    NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          W.R. Hambrecht + Co., LLC , IRS TAX ID: 943289837
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

        NUMBER OF                    1,100,000
          SHARES              --------------------------------------------------
       BENEFICIALLY             6    SHARED VOTING POWER
          OWNED
         BY EACH                     -0-
        REPORTING             --------------------------------------------------
       PERSON WITH:             7    SOLE DISPOSITIVE POWER

                                     1,100,000
                              --------------------------------------------------
                                8    SHARED DISPOSITIVE POWER

                                     -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,100,000
--------------------------------------------------------------------------------
     10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)
                                                                             [ ]
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.6%
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          BD
--------------------------------------------------------------------------------


                                Page 3 of 7 Pages

---------------------------------
CUSIP No. 37229P507
---------------------------------

Item 1(a).  Name of Issuer:
----------  ---------------

     Genitope Corporation


Item 1(b).  Address of Issuer's Principal Executive Offices:
----------  ------------------------------------------------

     6900 Dumbarton Cr.
     Fremont, CA 94555-3651


Item 2(a).  Name of Person Filing:
----------  ----------------------

     The persons filing this Schedule 13G are:
     (i)  William R. Hambrecht


Item 2(b).  Address of Principal Business Office or, if none, Residence:
----------  ------------------------------------------------------------

     (i)- 2500 Steiner Street
     (ii) San Francisco, California 94115


Item 2(c).  Citizenship:
----------  ------------

     (i)  USA
     (ii)


Item 2(d).  Title of Class of Securities:
----------  -----------------------------

     Common Stock


Item 2(e).  CUSIP Number:
----------  -------------

     37229P507


                                Page 4 of 7 Pages

---------------------------------
CUSIP No. 37229P507
---------------------------------

Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b)
-------  ------------------------------------------------------------------
         or (c), check whether the person filing is a:
         ---------------------------------------------

         [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
         [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
         [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
         [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
         [ ] An investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E).
         [ ]  An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).
         [ ]  A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).
         [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
         [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
         [ ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


Item 4.  Ownership
-------  ---------

     William R. Hambrecht
     --------------------
     (a)  Amount Beneficially Owned: 2,560,000
     (b)  Percent of Class: 6%
     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote: 1,460,000
          (ii)  shared power to vote or to direct the vote: 1,100,000
          (iii) sole power to dispose or to direct the disposition of: 1,460,000
          (iv)  shared power to dispose or to direct the disposition of:
                1,100,000


                                Page 5 of 7 Pages

---------------------------------
CUSIP No. 37229P507
---------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.
-------  ---------------------------------------------

     N/A


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
-------  ----------------------------------------------------------------

     N/A


Item 7.  Identification and Classification of the Subsidiary Which Acquired the
-------  ----------------------------------------------------------------------
         Security Being Reported on By the Parent Holding Company.
         ---------------------------------------------------------

     N/A


Item 8.  Identification and Classification of Members of the Group.
-------  ----------------------------------------------------------

     Attachment of Exhibit identifying W.R. Hambrecht


Item 9.  Notice of Dissolution of Group.
-------  -------------------------------

     N/A


Item 10.  Certification.
--------  --------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 6 of 7 Pages

---------------------------------
CUSIP No. 37229P507
---------------------------------

     Exhibits.
     ---------

          1.   Identification and Classification of Members of the Group

W.R. Hambrecht + Co, LLC is a registered broker-dealer, pursuant to the Securities Exchange Act of 1934


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 15, 2008

                                        By: /s/ William R. Hambrecht
                                            --------------------------------
                                            William R. Hambrecht



                                        By: /s/ Jonathan Fayman
                                            --------------------------------
                                            Jonathan Fayman
                                            Chief Financial Officer
                                            W.R. Hambrecht + Co., LLC



                                Page 7 of 7 Pages